Exhibit 15.5

[Letterhead of Kudun and Partners Limited]

TO:	Sea Limited	DATE: 14 April 2020
1 Fusionopolis Place
#17-10, Galaxis
Singapore 138522

FROM:	Kudun and Partners Limited
23rd Floor, Unit C and F
Gaysorn Tower, 127 Ratchadamri Road
Lumpini, Pathumwan, Bangkok, 10330, Thailand

Re: Annual Report on Form 20-F of Sea Limited

Dear Sir/Madam,

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended December 31, 2019 of Sea Limited with the U.S. Securities and Exchange Commission and to the references to our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We rely upon structural arrangements to establish control over certain entities and government authorities may determine that these arrangements do not comply with existing laws and regulations” and “Item 4. Information on the Company—C. Organizational Structure—Thailand Shareholding Structure” in such annual report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-222071, No. 333-223551, No. 333-229137, No. 333-232859 and No. 333-235799). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kudun and Partners Limited

Kudun and Partners Limited